Exhibit 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

Dated September 29, 2016

by and among

OZ MANAGEMENT LP

OZ ADVISORS LP

OZ ADVISORS II LP

and

THE PURCHASERS PARTY HERETO

5.8	Entire Agreement, Etc.	17

5.9	Definitions of “subsidiary” and “Affiliate”	17

5.10	Assignment	17

5.11	Severability	17

5.12	No Third Party Beneficiaries	18

5.13	Independent Nature of Purchasers	18

LIST OF ANNEXES

ANNEX A:	FORM OF UNIT DESIGNATION

LIST OF SCHEDULES

SCHEDULE A:	PURCHASERS

INDEX OF DEFINED TERMS

Term	Section
$1.3
Affiliate	5.9(b)
Agreement	Preamble
Bankruptcy Exceptions	2.2(d)(i)
business day	1.3
Capitalization Date	2.2(b)
Claim	1.2(a)(i)
Closing	1.2(a)(i)
Closing Date	1.2(a)(iii)
Common Units	2.2(b)
Company	Recitals
dollars	1.3
DSO	3.2
Governmental Entities	1.2(c)
Holders’ Committee	4.4(a)
Holders’ Committee Losses	4.4(c)
Indemnified Matters	4.7
Indemnifying Parties	4.7
Initial Closing	1.2(a)(i)
Initial Closing Outside Date	1.2(a)(i)
Issuers	Preamble
Lien	1.2(b)
Losses	4.7
Material Adverse Effect	2.1
Och-Ziff	Recitals
Outside Dates	1.2(a)(ii)
OZ Advisors I	Preamble
OZ Advisors II	Preamble
OZ Management	Preamble
Preferred Units	Recitals
Purchase	1.1
Purchase Price	1.1
Purchased Securities	Recitals
Purchaser	Preamble
Purchaser Material Adverse Effect	2.3(b)(ii)
Purchaser Parties	4.6(a)
Purchasers	Preamble
Redemption Proceeds Distribution Date	1.2(e)(iv)
Release and Indemnity	4.8(a)(ii)
Released Matters	4.6(a)
SEC	2.2(d)(iii)
Securities Act	2.2(a)
Significant Subsidiaries	2.2(a)

Term	Section
Significant Subsidiary	2.2(a)
Subsequent Closing	1.2(a)(ii)
Subsequent Closing Outside Date	1.2(a)(ii)
subsidiary	5.9
Transaction Documents	2.1
Unit Designation	1.2(e)(iv)

SECURITIES PURCHASE AGREEMENT, dated September 29, 2016 (this “Agreement”), between OZ Management LP, a Delaware limited partnership (“OZ Management”), OZ Advisors LP, a Delaware limited partnership (“OZ Advisors I”), and OZ Advisors II LP, a Delaware limited partnership (“OZ Advisors II”, together with OZ Management and OZ Advisors I, collectively, the “Issuers”), and the purchasers set forth on Schedule A attached hereto (each, a “Purchaser”, and collectively, the “Purchasers”).

RECITALS:

A. The Issuers. Each of the Issuers is a subsidiary of Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Och-Ziff” or the “Company”).

B. The Issuances. The Issuers intend to issue and sell to the Purchasers, and the Purchasers intend to acquire from the Issuers, Class A Cumulative Preferred Units (the “Preferred Units” or the “Purchased Securities”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase. On the terms and subject to the conditions set forth in this Agreement, the Issuers agree to sell to each Purchaser, and each Purchaser agrees to purchase from the Issuers (the “Purchase”), at the applicable Closing (as hereinafter defined), the number of Purchased Securities in each Issuer set forth opposite the name of such Purchaser on Schedule A-1, in the case of the Initial Closing (as hereinafter defined), and on Schedule A-2, in the case of the Subsequent Closing (as hereinafter defined), for the aggregate purchase price set forth opposite the name of such Purchaser on Schedule A-1 or A-2, as applicable (such Purchaser’s “Purchase Price”).

1.2 Closing.

(a) The purchase, sale and issuance of the Preferred Units shall take place at two closings (each, a “Closing”) as set forth below.

(i) On the terms and subject to the conditions set forth in this Agreement, the initial closing of the Purchase (the “Initial Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, on the sixth calendar day after date hereof, subject to the satisfaction or waiver of all of the conditions precedent to the Initial Closing set forth in Section 1.2(c), (d) and (e) (other than satisfaction of those conditions that by their nature are to be satisfied by action taken at the Initial Closing, it being understood that the occurrence of the Initial Closing shall remain subject to the satisfaction or waiver of such conditions at the Initial Closing), or such other time not later than the eighth day following the date of this Agreement (the “Initial Closing Outside Date”) and location as agreed to by the Holders’ Committee and the Issuers.

(ii) On the terms and subject to the conditions set forth in this Agreement, the subsequent closing of the Purchase to take place on a date no earlier than January 2, 2017 (the “Subsequent Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, on the fifth calendar day (or if such day is not a business day, the next business day) following the Redemption Proceeds Distribution Date, subject to the satisfaction or waiver of all of the conditions precedent to the Subsequent Closing set forth in Section 1.2(c), (d), and (e) (other than satisfaction of those conditions that by their nature are to be satisfied by action taken at the Subsequent Closing, it being understood that the occurrence of the Subsequent Closing shall remain subject to the satisfaction or waiver of such conditions at the Subsequent Closing), or such other time not later than January 31, 2017 (the “Subsequent Closing Outside Date” and, together with the Initial Closing Outside Date, the “Outside Dates”) and location as agreed to by the Holders’ Committee and the Issuers.

(iii) The time and date on which a Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) At the Initial Closing, the Issuers will deliver to each Purchaser the Purchased Securities set forth opposite the name of such Purchaser on Schedule A-1, and at the Subsequent Closing, the Issuers will deliver to each Purchaser the Purchased Securities set forth opposite the name of such Purchaser on Schedule A-2, in each case, free and clear of any lien, security interest, charge, restriction on transfer, option, or other encumbrance (each of the foregoing, a “Lien”) (other than restrictions on transfer imposed by applicable securities laws), in exchange for payment by such Purchaser of its respective Purchase Price by wire transfer of immediately available United States funds to a bank account that has been designated by the Issuers at least two (2) business days prior to the applicable Closing Date.

(c) The respective obligations of each of the Purchasers and the Issuers to consummate the Purchase are subject to the fulfillment (as determined by the Holders’ Committee in its sole discretion on behalf of the Purchasers, or by the Issuers, as applicable) or waiver by the Holders’ Committee and the Issuers, as applicable, prior to the Closing of the condition that (i) any approvals or authorizations of all United States and other governmental or regulatory authorities (collectively, “Governmental Entities”), the absence of which would reasonably be expected to make the Purchase unlawful, shall have been obtained or made in form and substance reasonably satisfactory to the Issuers and the Holders’ Committee and shall be in full force and effect and all waiting periods required by United States and other applicable law shall have expired, (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the Purchase, and (iii) there shall not be any litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement that would, as of the applicable Closing Date, prevent the issuance or sale of the Purchased Securities, impose any Liens thereon, or otherwise restrict or impair the Purchasers’ ability to exercise full ownership rights from and after the applicable Closing with respect to the Purchased Securities.

(d) The obligation of the Issuers to consummate a Closing is also subject to the fulfillment or waiver by the Issuers at or prior to such Closing of each of the following conditions:

(i) (A) the representations and warranties of each Purchaser set forth in this Agreement shall be true and correct as though made on and as of the applicable Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date), (B) each Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the applicable Closing and (C) each Purchaser shall have delivered to the Issuers a certificate, duly executed by such Purchaser (or, if such Purchaser is not an individual, an executive officer thereof), with respect to the foregoing as applicable to such Purchaser.

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(e) The obligation of the Purchasers to consummate a Closing is also subject to the fulfillment (as determined by the Holders’ Committee in its sole discretion) or waiver by the Holders’ Committee at or prior to such Closing of each of the following conditions:

(i) No Material Adverse Effect shall have occurred or would reasonably be expected to occur;

(ii) (A) the representations and warranties of the Issuers set forth in (x) Section 2.2(a), (b), (c), (d), and (f) shall be true and correct in all respects as though made on and as of the applicable Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date) and (y) Section 2.2(e) and (g) shall be true and correct in all material respects as though made on and as of the applicable Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be true and correct as of such date), (B) the Issuers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the applicable Closing and (C) the Issuers shall have delivered to the Purchasers a certificate, duly executed by an executive officer of each Issuer or its general partner, with respect to the foregoing;

(iii) after giving effect to the issuance of the Preferred Units and the use of proceeds therefrom as set forth in Section 4.5, the Company, the Issuers, and the Company’s subsidiaries shall be in compliance in all respects with the terms and provisions of each credit agreement, indenture, lease or other material agreement or instrument and of any judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which its properties or assets are subject. After giving effect to the issuance of the Preferred Units and the use of proceeds therefrom as set forth in Section 4.5, no default, event of default, violation, or Lien under any such credit agreement, indenture, lease or other material agreement or instrument shall exist, without giving effect to any cure right or any requirement relating to notice of acceleration or the passage of time;

(iv) with respect to the Subsequent Closing only, each Purchaser shall have received redemption proceeds from one or more entities controlled by the Issuers in which such Purchaser is an investor in an amount that is adequate for such Purchaser to consummate the Purchase at the Subsequent Closing (the date on which such proceeds are received by all of the Purchasers, the “Redemption Proceeds Distribution Date”);

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(v) in the case of the Initial Closing, each of the Issuers shall have duly adopted and delivered to the Purchasers a copy of the Unit Designation in substantially the form attached hereto as Annex A (the “Unit Designation”), duly executed by the parties thereto;

(vi) the Issuers shall have delivered evidence of the issuance of the number of Preferred Units set forth opposite the name of each Purchaser on Schedule A hereto to each such Purchaser or its designee(s) in a form reasonably acceptable to each such Purchaser or its designee(s);

(vii) each Purchaser shall have paid its respective Purchase Price relating to such Closing to the Issuers in accordance with Section 1.2(b) substantially concurrently with each other Purchaser; and

(viii) the Company shall have reimbursed Daniel S. Och and certain of his related entities and family trusts (collectively, “DSO”) pursuant to Section 3.2 and the other Purchasers for their reasonable and documented out-of-pocket legal fees and expenses incurred in connection with the negotiation and execution of the transactions contemplated by this Agreement.

1.3 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean a business day in the City of New York.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Material Adverse Effect. “Material Adverse Effect” means any fact, event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operation or condition (financial or otherwise) or prospects of the Issuers and their consolidated

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subsidiaries taken as a whole, or (ii) the ability of the Issuers to consummate the Purchase and the other transactions contemplated by this Agreement or the Transaction Documents. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Unit Designation and any other agreements or instruments to be entered into by one or more parties hereto in connection herewith, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

2.2 Representations and Warranties of the Issuers. The Issuers hereby jointly and severally represent and warrant to the Purchasers that as of the date hereof and as of the applicable Closing Date (or such other date specified herein):

(a) Organization, Authority and Significant Subsidiaries. Each Issuer has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with the requisite entity power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not be reasonably expected to have a Material Adverse Effect, has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each subsidiary of such Issuer that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) (individually a “Significant Subsidiary” and collectively the “Significant Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.

(b) Capitalization of Issuers. The (i) equity interests of OZ Management consist of 297,317,019 Class A Common Units that were issued and outstanding as of September 26, 2016 (the “Capitalization Date”), 181,498,235 Class B Common Units that were issued and outstanding as of the Capitalization Date, and 25,450,330 Class D Common Units that were issued and outstanding as of the Capitalization Date, and (ii) non-equity interests of OZ Management consist of 4,000,000 Profit Sharing Interests that were issued and outstanding as of the Capitalization Date, and 22 Class C Non-Equity Interests that were issued and outstanding as of the Capitalization Date. The (i) equity interests of OZ Advisors consist of 297,317,019 Class A Common Units that were issued and outstanding as of the Capitalization Date, 181,498,235 Class B Common Units that were issued and outstanding as of the Capitalization Date, and 25,450,330 Class D Common Units that were issued and outstanding as of the Capitalization Date, and (ii) non-equity interests of OZ Advisors consist of 4,000,000 Profit Sharing Interests that were issued and outstanding as of the Capitalization Date, and 22 Class C Non-Equity Interests that were issued and outstanding as of the Capitalization Date. The (i) equity interests of OZ Advisors II consist of 297,317,019 Class A Common Units that were issued and outstanding as of the Capitalization Date, 181,498,235 Class B Common Units that were issued and outstanding as of the Capitalization Date, and 25,450,330 Class D Common Units that were issued and outstanding as of the Capitalization Date, and (ii) non-equity interests of OZ Advisors II consist of 4,000,000 Profit Sharing Interests that were issued and outstanding as of the Capitalization Date, and 22 Class C Non-Equity Interests that were issued and outstanding as of the Capitalization Date. As of the Capitalization Date, no Issuer held any Class A Common Unit, Class B Common Unit, or Class D Common Unit (together, “Common Units”) as treasury stock. The outstanding (i) Common Units of each Issuer and the (ii) Profit Sharing

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Interests and Class C Non-Equity Interests of each Issuer have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights. As of the date of this Agreement, except (i) as set forth in the first three sentences of this Section 2.2(b), (ii) as contemplated by the Exchange Agreement, and (iii) for (A) distributions payable in Common Units or Deferred Cash Interests in respect of Profit Sharing Interests, (B) other issuances (X) made in accordance with a Partner Agreement, or (Y) upon settlement of restricted share units of the Company, (I) there are no other outstanding equity or non-equity interests of any Issuer, (II) there are no Common Units or other equity interests of any Issuer reserved for issuance, (III) no Issuer has any outstanding securities providing the holder the right to acquire Common Units or other equity interests or non-equity interests, or any outstanding options, warrants, restricted units, equity appreciation rights, profits interests, phantom equity, convertible securities, preemptive rights or exchange rights or other agreements relating to the Common Units or any other equity interest in such Issuer, and (IV) no Issuer has any commitment to authorize, issue, sell, redeem or otherwise acquire any Common Units or other equity interests or non-equity interests. Since the Capitalization Date, no Issuer has issued any Common Units, Profit Sharing Interests, Deferred Cash Interests, or Class C Non-Equity Interests. Except as set forth in Schedule 2.2(b), there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Common Units of or any other equity interests or non-equity interests in any Issuer.

(c) Preferred Units. The Preferred Units have been duly and validly authorized, and, when issued and delivered pursuant to this Agreement, such Preferred Units will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities laws. The Preferred Units in each Issuer, when issued, will have the designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions set forth in the Unit Designation relating to such Issuer. The Preferred Units are subject to no preemptive rights and were not issued in violation of any preemptive rights.

(d) Authorization, Enforceability.

(i) Each Issuer has the requisite limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder (which includes the issuance of the Preferred Units). The execution, delivery and performance by each Issuer and/or its subsidiaries of this Agreement and the other Transaction Documents to which it and/or its subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, the Issuers and their respective equityholders, and no further approval or authorization is required on the part of the Company or such Issuer. This Agreement and the other Transaction Documents are or will be valid and binding obligations of each Issuer and/or its subsidiaries, enforceable against such Issuer and/or its subsidiaries in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

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(ii) The execution, delivery and performance by each Issuer and/or its subsidiaries of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance by such Issuer and/or its subsidiaries with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Issuer and/or its subsidiaries under any of the terms, conditions or provisions of (A) its certificate of formation, limited partnership agreement or similar organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Issuer or any Significant Subsidiary is a party or by which it or any Significant Subsidiary may be bound, or to which such Issuer or any Significant Subsidiary or any of the properties or assets of such Issuer or any Significant Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Issuer or any Significant Subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect.

(iii) Other than any current report on Form 8-K required to be filed with the United States Securities and Exchange Commission (the “SEC”), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by such Issuer and/or its subsidiaries in connection with the consummation by such Issuer and/or its subsidiaries of the Purchase except for any such notices, filings, exemptions reviews, authorizations, consents and approvals the failure of which to make or obtain would not be reasonably expected to have a Material Adverse Effect.

(e) Company Financial Statements.

(i) The consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC reports filed prior to the applicable Closing, present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries (including the Issuers) as of the dates indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with GAAP applied on a consistent basis (except as may be noted therein).

(ii) Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries, are independent public accountants as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC and the Public Company Accounting Oversight Board.

(f) No Material Adverse Effect. Since December 31, 2015, no fact, circumstance, event, change, occurrence, condition or development has occurred that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect.

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(g) Reports.

(i) Since December 31, 2015, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act.

(ii) The SEC reports filed by the Company prior to the applicable Closing, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

2.3 Representations and Warranties of the Purchasers. Each Purchaser hereby severally (and not jointly) represents and warrants to the Issuers that as of the date hereof and the applicable Closing Date:

(a) Status. If such Purchaser is not an individual, such Purchaser has been duly organized and is validly existing under the laws of its jurisdiction of organization.

(b) Authorization, Enforceability.

(i) Such Purchaser has the power and authority, corporate or otherwise, to execute and deliver this Agreement and the other Transaction Documents to which such Purchaser is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Purchaser, and no further approval or authorization is required on the part of such Purchaser for such authorization to be effective. This Agreement and the other Transaction Documents to which such Purchaser is a party are or will be valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.

(ii) The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby and compliance by such Purchaser with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or

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obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably expected to have a Purchaser Material Adverse Effect. “Purchaser Material Adverse Effect” means a material adverse effect on the ability of a Purchaser to consummate the Purchase and the other transactions contemplated by this Agreement.

(iii) Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by such Purchaser in connection with the consummation by such Purchaser of the Purchase except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably expected to have a Purchaser Material Adverse Effect.

ARTICLE III

COVENANTS

3.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to cooperate with the other parties to that end.

3.2 Expenses. Unless otherwise provided in any Transaction Document executed by the Issuers and the Purchasers, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that on the Closing Date, upon the receipt from DSO of appropriate invoices, the Issuers shall reimburse DSO for his reasonable out-of-pocket legal fees and expenses incurred in connection with the negotiation of the transactions contemplated by this Agreement by wire transfer of immediately available funds to the account(s) designated by DSO.

3.3 Certain Notifications Until Closing. From the date of this Agreement until the Subsequent Closing, each party shall promptly notify the other party of (i) any fact, event or circumstance of which it is aware and which would be reasonably expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any fact, circumstance, event, change, occurrence, condition or development of which it is aware and which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be; provided, however, that delivery of any notice pursuant to this Section 3.4 shall not limit or affect any rights of or remedies available to the other party.

3.4 Issuer Arrangements. Prior to the Closing, the Issuers will enter into certain arrangements with each other, the Company and the Company’s affiliates, if necessary, in forms and substance reasonably satisfactory to the Holders’ Committee, to ensure that each Issuer has the obligation to lend to any other Issuer adequate funds in order to enable such other Issuer to make any distribution payments to the Purchasers required by the terms of the Preferred Units and to repay such Preferred Units in full.

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ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Purchase for Investment. Without limiting the representations and the warranties of the Issuers expressly set forth herein, each Purchaser acknowledges that the Purchased Securities have not been registered under the Securities Act or under any state securities laws. Each Purchaser (i) is acquiring the Purchased Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Securities, except as permitted by Section 4.4(b) and in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, and has conducted a review of the business and affairs of the Issuers that it considers sufficient and reasonable for purposes of making the Purchase, (iv) is able to bear the economic risk of the Purchase and at the present time is able to afford a complete loss of such investment and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

4.2 Legend. Each Purchaser agrees that all certificates or other instruments representing Purchased Securities will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED SEPTEMBER 29, 2016, BETWEEN THE ISSUER OF THESE SECURITIES AND THE PURCHASER REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES

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REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

In the event that any Purchased Securities become registered under the Securities Act, the Issuers shall issue new certificates or other instruments representing such Purchased Securities, which shall not contain such portion of the above legend that is no longer applicable; provided that the applicable Purchaser surrenders to the Issuers the previously issued certificates or other instruments.

4.3 Issuance of Preferred Units. At or prior to the Initial Closing, the Issuers shall cause the limited partnership agreements of each of OZ Management, OZ Advisors I, and OZ Advisors II to be amended to provide for the issuance of the Preferred Units.

4.4 Holders’ Committee.

(a) Each Purchaser hereby consents and agrees to the establishment of a Holders’ Committee (the “Holders’ Committee”) to be comprised initially of DSO, as sole member. The appointment of any additional or replacement members to the Holders’ Committee shall be determined by the holders of a majority of the Preferred Units outstanding (or, prior to Closing, Purchasers acquiring a majority of the Purchased Securities) immediately prior to such appointment.

(b) Each holder of Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Preferred Unit holders, and any adjournment or postponement thereof, on such Preferred Unit holder’s behalf and to vote or abstain from voting the Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Preferred Units. Each holder of Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Preferred Units may transfer any of its Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Preferred Units at every annual, special, adjourned or postponed meeting of holder of Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for

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purposes of recording the results of such vote or consent. The provisions of this Section 4.4(c) shall terminate with respect to a holder of Preferred Units once such holder no longer owns any Preferred Units.

(c) The parties hereto acknowledge and agree on behalf of themselves and their respective affiliates that members of the Holders’ Committee shall not be liable to the Purchasers, any Issuer or any other person for actions taken by the Holders’ Committee in accordance with this Agreement or the other Transaction Documents, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. The Purchasers shall severally and not jointly, indemnify and hold harmless each member of the Holders’ Committee from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with such members’ activities as member of the Holders’ Committee (the “Holders’ Committee Losses”), in each case as such Holders’ Committee Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Holders’ Committee Loss or any portion thereof was primarily caused by the willful misconduct or fraud of a member of the Holders’ Committee, such member of the Holders’ Committee shall reimburse the Purchaser the amount of such indemnified Holders’ Committee Loss attributable to such willful misconduct or fraud.

4.5 Use of Proceeds. The Issuers shall use the proceeds from the sale of the Preferred Units for (i) the satisfaction of any payments due and owing by the Company, the Company’s subsidiaries and affiliates pursuant to the settlement agreements with the SEC and the United States Department of Justice (the “Settlements”) with respect to the existing investigation regarding the possible violations of the Foreign Corrupt Practices Act of 1977 (the “Investigation”) and certain other laws, and (ii) working capital and general corporate purposes.

4.6 Release of Claims.

(a) Each of the Company, the Issuers and their respective subsidiaries, predecessors, successors and assigns, and the current and former directors, officers, employees, insurers, agents, attorneys and representatives of each of them (collectively, the “Issuer Parties”), hereby releases and forever discharges from all liability each Purchaser, their respective Related Parties (as defined in the Unit Designation) and Affiliates (other than the Company, the Issuers and their respective subsidiaries) and their respective predecessors, successors and assigns, and the current and former directors, officers, managers, trustees, employees, insurers, agents, attorneys, representatives of each of them (collectively, the “Purchaser Parties”), from any and all Claims (as defined below) which such Issuer Party ever had, now has or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement relating to the Investigation, the Settlements, any underlying fact relating to the Investigation or the Settlements or any act or omission related thereto (collectively, the “Released Matters”); provided, however, that the releases set forth in this Section 4.6 shall not (i) affect the parties’ obligations set forth in this Agreement or (ii) apply if any such Claim resulted from any Purchaser Party’s fraud or conviction of a felony, in each case, as determined by a court of competent jurisdiction by final and nonappealable judgment, which, for the avoidance of doubt, shall not affect the release of any other Purchaser Party pursuant to this Section 4.6.

(b) “Claim” shall mean any actual or potential claim, counterclaim, action, cause of action in law or in equity, suit, lien, liability, debt due, sum of money, demand, obligation, accounting, damage, punitive damages, loss, cost or expense, and attorneys’ fees of any nature whatsoever, known or unknown, contingent or non-contingent, whether arising under state, federal or other law, or based on common law, statutory law, regulations or otherwise, including, without limitation, any claim based on alleged breach of contract, breach of fiduciary duty, breach of duty of confidentiality, undue influence, incapacity, fraud, fraudulent inducement, negligent misrepresentation, unjust enrichment or other legal duty, legal fault, offense, quasi-offense or any other theory.

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4.7 Indemnification. If any Purchaser Party becomes involved in any capacity in any Claim brought by or against any person, including stockholders or investors of the Company or its Subsidiaries, arising from, in connection with or as a result of (i) the Released Matters or (ii) the transactions contemplated by this Agreement, including the issuance of Preferred Units hereunder (the “Indemnified Matters”), the Company and the Issuers, jointly and severally (collectively, the “Indemnifying Parties”), periodically will reimburse the Purchaser Parties for their reasonable, out-of-pocket legal and other fees and expenses (including the cost of any investigation and preparation) incurred in connection therewith, and in any event, no later than 30 days following demand therefor. The Indemnifying Parties also will jointly and severally indemnify and hold the Purchaser Parties harmless against any and all liabilities, debts, obligations, losses, damages, claims, costs or expenses (including costs of investigation and preparation and reasonable, out-of-pocket attorneys’ fees and expenses) (collectively, “Losses”) to any such person arising from, in connection with or as a result of the Indemnified Matters; provided, that the Indemnifying Parties shall not be required to indemnify or reimburse any Purchaser Party pursuant to this Section 4.7 with respect to any Claim to the extent it is determined in a final adjudication of such Claim that is not subject to further appeal that such Claim resulted from such Purchaser Party’s material breach of its obligations under this Agreement or if such Claim was one by or in the right of an Indemnifying Party, such Claim resulted from such Purchaser Party’s fraud or conviction of a felony which, for the avoidance of doubt, shall not limit the rights of any other Purchaser Party to indemnification or reimbursement hereunder), and such Purchaser Party shall reimburse such Indemnifying Party for any amounts received by such Indemnifying Party pursuant to this Section 4.7 in connection with such Claim. If for any reason the foregoing indemnification is unavailable to the Purchaser Parties or insufficient to hold it harmless, then the Indemnifying Parties shall contribute to the amount paid or payable by such Purchaser Party as a result of such Loss in such proportion as is appropriate to reflect the relative economic interests of the Indemnifying Parties, on the one hand, and the applicable Purchaser Party, on the other hand, in the matters contemplated by this Section 4.7. The reimbursement, indemnity and contribution rights of the Purchaser Parties under this Section 4.7 shall be in addition to, and without limitation of, any reimbursement, indemnity and contribution rights which the Purchaser Parties may otherwise have.

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4.8 Certain Acknowledgements.

(a) Each of the Company and the Issuers hereby acknowledges and agrees that:

(i) (A) DSO has made substantial contributions to the Company, the Issuers and their respective subsidiaries as Founder, Chairman and Chief Executive Officer of the Company, (B) the Purchasers are agreeing to acquire the Preferred Units hereunder on terms and conditions favorable to the Company, the Issuers and their respective subsidiaries and (C) accordingly, the Company, the Issuers and their respective subsidiaries have received, and will receive, substantial benefits and value from the services of the Purchasers (or their Related Parties (as defined in the Unit Designation)) and the issuance and sale of the Preferred Units hereunder; and

(ii) the parties hereto have agreed that the provisions set forth in Section 4.6 (Release of Claims) and Section 4.7 (Indemnification) (collectively, the “Release and Indemnity”) are a material inducement to the Purchasers’ willingness to enter into this Agreement and consummate the transactions contemplated thereby, and are being provided by the Company and the Issuers as consideration in exchange for the substantial benefits and value being provided by the Purchasers (or their Related Parties) as described in the foregoing clause (i).

(b) The Company and the Issuers hereby agree to cause all of their respective subsidiaries to comply with the terms of the Release and Indemnity as if such subsidiaries were parties hereto and shall, and shall not permit such Subsidiaries to, take any other action or enter into any other agreement or transaction that would breach its obligations under the Release and Indemnity.

ARTICLE V

MISCELLANEOUS

5.1 Termination. This Agreement may be terminated at any time prior to a Closing:

(a) by either the Holders’ Committee or the Issuers if such Closing shall not have occurred in accordance with Section 1.2(a) hereof; provided, however, that the right to terminate this Agreement under this Section 5.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of a Closing to occur on or prior to the applicable Outside Date; or

(b) by either the Holders’ Committee or the Issuers in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

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(c) by the Issuers by giving written notice to the Holders’ Committee and each Purchaser if there has been a breach by a Purchaser of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of the Issuers at the Closing set forth in Section 1.2(c) or (d), and such breach or unsatisfied condition has not been waived by the Issuers, or, if such breach or unsatisfied condition is curable, cured by such Purchaser prior to twenty (20) days after receipt of the Issuers’ notice of intent to terminate; or

(d) by the Holders’ Committee by giving written notice to the Issuers and the other Purchasers if (x) there has been a breach by any Issuer of any representation, warranty, covenant, or agreement contained in this Agreement or (y) any other fact, event, change, occurrence or effect has occurred, in each case that has prevented the satisfaction of the conditions to the obligations of the Purchasers at the Closing set forth in Section 1.2(c) or (e), and such breach or unsatisfied condition has not been waived by the Holders’ Committee; or

(e) by the mutual written consent of the Holders’ Committee and the Issuers.

In the event of termination of this Agreement as provided in this Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve either party from liability for any prior breach of this Agreement.

5.2 [Reserved].

5.3 Amendment. No amendment of any provision of this Agreement will be effective unless made in writing and signed by the Holders’ Committee and the Issuers; provided, that any amendment that adversely affects any Purchaser in a manner materially disproportionate to the other Purchasers shall require the consent of such Purchaser.

5.4 Waiver of Conditions. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law (it being understood and agreed that the Holders’ Committee shall be entitled to waive any provision on behalf of the Purchasers; provided, that any waiver that adversely affects any Purchaser in a manner materially disproportionate to the other Purchasers shall require the consent of such Purchaser). No waiver will be effective unless it is in a writing signed by the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or electronic copy and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

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5.6 Governing Law; Submission to Jurisdiction, Etc. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 5.6. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents or the transactions contemplated hereby or thereby.

5.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile or electronic mail, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A) If to the Purchasers: to the address set forth opposite the name of the Purchaser on Schedule A hereto.

(B) If to the Holders’ Committee:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Attention: Daniel S. Och

Facsimile: 212-790-0020

E-mail: david.becker@ozcap.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Ariel J. Deckelbaum, Esq.
Ellen N. Ching, Esq.
Facsimile:	(212) 757-3990

E-mail:	ajdeckelbaum@paulweiss.com
eching@paulweiss.com

(C) If to the Issuers:

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Attention: David M. Becker, Esq., Chief Legal Officer

Facsimile: 212-790-0065

E-mail: david.becker@ozcap.com

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Joseph A. Coco, Esq.

                 Michael J. Schwartz, Esq.

Facsimile: (917) 777-3050

E-mail: joseph.coco@skadden.com

             michael.schwartz@skadden.com

5.8 Entire Agreement, Etc. This Agreement (including the Annexes and Schedules hereto) and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

5.9 Definitions of “subsidiary” and “Affiliate”.

(a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means those entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

(b) The term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

5.10 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment or transfer by a Purchaser of any or all of its rights hereunder (including under any other Transaction Document) to an affiliate or other Purchaser, in each case, in accordance with Section 4.4(b).

5.11 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or

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the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Issuers and the Purchasers (and any subsidiary of any Purchaser), any benefits, rights, or remedies.

5.13 Independent Nature of Purchasers. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The decision of each Purchaser to purchase the Purchased Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, results of operations or financial condition of the Issuers or any of their subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.

*        *        *

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

OZ MANAGEMENT LP

By: OCH-ZIFF HOLDING CORPORATION, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

OZ ADVISORS LP

By: OCH-ZIFF HOLDING CORPORATION, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

OZ ADVISORS II LP

By: OCH-ZIFF HOLDING LLC, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

PURCHASERS:

OZ PI, LLC

/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Manager

Initial Closing Purchase Price: $218,515,368
Subsequent Closing Purchase Price: $130,109,221

/s/ David Windreich
David Windreich

Initial Closing Purchase Price: $17,722,468
Subsequent Closing Purchase Price: $10,633,481

/s/ Zoltan Varga
Zoltan Varga

Initial Closing Purchase Price: $6,551,717
Subsequent Closing Purchase Price: $3,931,030

/s/ Harold A. Kelly
Harold A. Kelly

Initial Closing Purchase Price: $4,997,585
Subsequent Closing Purchase Price: $2,998,551

/s/ James Levin
James Levin

Initial Closing Purchase Price: $1,270,289
Subsequent Closing Purchase Price: $762,174

[Signature Page to Securities Purchase Agreement]

/s/ Joel M. Frank
Joel M. Frank

Initial Closing Purchase Price: $625,000
Subsequent Closing Purchase Price: $375,000

/s/ Wayne Cohen
Wayne Cohen

Initial Closing Purchase Price: $317,573
Subsequent Closing Purchase Price: $190,543

/s/ James Keith Brown
James Keith Brown

Initial Closing Purchase Price: $0
Subsequent Closing Purchase Price: $1,000,000

[Signature Page to Securities Purchase Agreement]

Annex A

(See attached)

Schedule A-1

Purchaser	Number of Purchased Securities in each Issuer	Purchase Price
OZ PI, LLC (by: Daniel Och, as Manager)	218,515.368	$218,515,368

David Windreich	17,722.468	17,722,468

Zoltan Varga	6,551.717	6,551,717

Hal Kelly	4,997.585	4,997,585

Jimmy Levin	1,270.289	1,270,289

Joel Frank	625.000	625,000

Wayne Cohen	317.573	317,573

Total:		$250,000,000

Schedule A-2

Purchaser	Number of Purchased Securities in each Issuer	Purchase Price
OZ PI, LLC (by: Daniel Och, as Manager)	130,109.221	$130,109,221

David Windreich	10,633.481	10,633,481

Zoltan Varga	3,931.030	3,931,030

Hal Kelly	2,998.551	2,998,551

James Keith Brown	1,000.000	1,000,000

Jimmy Levin	762.174	762,174

Joel Frank	375.000	375,000

Wayne Cohen	190.543	190,543

Total:		$150,000,000

[OZ MANAGEMENT LP / OZ ADVISORS LP / OZ ADVISORS II LP]

UNIT DESIGNATION OF

THE PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL, AND OTHER SPECIAL RIGHTS, POWERS AND DUTIES

OF

CLASS A CUMULATIVE PREFERRED UNITS

[OZ MANAGEMENT LP / OZ ADVISORS LP / OZ ADVISORS II LP], a Delaware limited partnership (the “Partnership”), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act and the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 14, 2015, as amended from time to time (the “Limited Partnership Agreement”), does hereby state and certify that, pursuant to the authority expressly vested in Och-Ziff Holding [Corporation] [LLC], a Delaware [corporation] limited liability company and the Partnership’s general partner (the “General Partner”), the General Partner duly adopted the following resolution, which remains in full force and effect as of the date hereof:

RESOLVED, that this Unit Designation of the Class A Cumulative Preferred Units of the Partnership dated as of             , 2016 (this “Unit Designation”) be and hereby is adopted as follows:

1. Designation.

(a) Pursuant to Section 3.2(b) of the Limited Partnership Agreement, there is hereby created a class of Units designated as the “Class A Cumulative Preferred Units” (the “Class A Preferred Units”), which shall each have a liquidation preference per Class A Preferred Unit equal to the Unit Price (the “Liquidation Preference”). The General Partner is authorized to provide for the issuance of up to 400,000 Class A Preferred Units in one or more series (each, a “Class A Series”), each of which Class A Series shall be identical other than the date of issuance.

(b) The Class A Preferred Units have no maturity date. Each Class A Preferred Unit shall be identical in all respects to every other Class A Preferred Unit. Notwithstanding Section 3.1(b) of the Limited Partnership Agreement, the Preferred Units shall not be evidenced by Certificates of Ownership and a Partner’s interest in any such Units shall be reflected through appropriate entries in the books and records of the Partnership.

(c) All Class A Preferred Units issued pursuant to, and in accordance with the requirements of this Unit Designation, shall be fully paid and non-assessable Units of the Partnership.

2. Definitions. For purposes of this Unit Designation, the following terms have the meanings ascribed to them below. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Limited Partnership Agreement.

“Change of Control Event” means the occurrence of the following:

(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Partnerships, taken as a whole, to any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person or one or more wholly-owned subsidiaries of any of the Operating Partnerships; or

(ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as each such term is defined in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person or the Company and any of its wholly-owned subsidiaries, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a percentage of voting units (or other capital stock) greater than the percentage of voting units (or other capital stock) held by DSO and his Related Parties as of the Initial Issuance Date (excluding, for the avoidance of doubt, any units or other capital stock DSO or his Related Parties are entitled to vote on behalf of other Persons), in each case, immediately after giving effect to such transaction in (i) the Company or (ii) one or more of the Operating Partnerships comprising all or substantially all of the assets of the Operating Partnerships or (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Closing Date” means, with respect to a Class A Series, the original date of issuance of such Class A Series.

“Commitment” has the meaning assigned to it in the Revolving Credit Facility.

“Company” means Och-Ziff Capital Management Group LLC, a Delaware limited liability company.

“Continuing OZ Person” means, immediately prior to and immediately following any relevant date of determination, (i) DSO, (ii) any Related Party of DSO or (iii) any “person” or “group” (as each such term is used in Section 13(d)(3) of the Exchange Act or any successor provision) of which DSO or one of his Related Parties is a member.

“Credit Party” has the meaning assigned to it in the Revolving Credit Facility.

“Designated Officers” has the meaning assigned to it in Section 9(d) hereof.

“Distribution Payment Date” has the meaning assigned to it in Section 3(a) hereof.

“Distribution Period” means a period commencing on, and including, a Distribution Payment Date, to, but not including, the following Distribution Payment Date.

“Distribution Rate” means, with respect to the periods specified below, the following rates per annum:

(i) Prior to the Step Up Date: 0%

(ii) From the Step Up Date to the day immediately prior to the sixth anniversary of the Step Up Date: 6%;

(iii) From the sixth anniversary of the Step Up Date to the day immediately prior to the seventh anniversary of the Step Up Date: 8%

(iv) From the seventh anniversary of the Step Up Date to the day immediately prior to the eighth anniversary of the Step Up Date: 9%; and

(v) From the eighth anniversary of the Step Up Date and thereafter: 10%.

Following a Change of Control Event, the Distribution Rate for each applicable period described above shall increase by 7.0% per annum beginning on the 31st day following the consummation of such Change of Control Event in accordance with Section 6(b) hereof unless and until the Operating Partnerships redeem all Operating Group Class A Preferred Units.

“Distribution Record Date” has the meaning assigned to it in Section 3(a) hereof.

“DSO” means Daniel S. Och.

“Excess Distributable Earnings” has the meaning assigned to it in Section 6(a)(i) hereof.

“General Partner” has the meaning assigned to it in the recitals hereof.

“Holders’ Committee” has the meaning assigned to it in Section 9(a) hereof.

“Initial Issuance Date” means             , 2016.

“Junior Units” means Units and other equity securities in the Partnership that, with respect to distributions on such interests and distributions upon liquidation of the Partnership, rank junior to the Class A Preferred Units. “Junior Units” include Common Units and PSIs but do not include Class C Non-Equity Interests.

“Limited Partnership Agreement” has the meaning assigned to it in the recitals hereof.

“Liquidation Event” has the meaning assigned to it in Section 4(a) hereof.

“Liquidation Preference” has the meaning assigned to it in Section 1 hereof.

“Liquidation Value” has the meaning assigned to it in Section 4(a) hereof.

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Operating Partnerships (other than the Company or its Subsidiaries).

“Mandatory Change of Control Redemption” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Change of Control Trigger Date” has the meaning assigned to it in Section 6(b)(i) hereof.

“Mandatory Delivery Date” has the meaning assigned to it in Section 6(a)(iii) hereof.

“Maturity Date” has the meaning assigned to it in the Revolving Credit Facility.

“New NEO Units” has the meaning assigned to it in Section 9(d) hereof.

“Nonpayment Event” has the meaning assigned to it in Section 9(d) hereof.

“Obligations” has the meaning assigned to it in the Revolving Credit Facility.

“Offered Securities” has the meaning assigned to it in Section 13 hereof.

“Operating Group Class A Preferred Units” means the Class A Preferred Units issued by the Partnership and the Class A preferred units issued by the other Operating Partnerships.

“Operating Group Entity” has the meaning assigned to it in Section 3(b)(ii) hereof.

“Operating Partnerships” means the Partnership, OZ Advisors LP and OZ Advisors II LP.

“OZ Fund” means any investment vehicle managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by an Operating Group Entity in which (a) substantially all of the capital is provided by third parties in the ordinary course (“Third Party LPs”) and (b) no Person other than the Operating Partnerships or their wholly-owned Subsidiaries has the right to receive (x) carried interest, incentive fees, promoted interest, performance fee or similar rights of participation or profit-sharing, (y) investment management fees, asset management fees, commitment-based fees, transaction fees or similar fees not based on performance (or fees payable in lieu thereof) or (z) other distributions or payments (including guaranteed payments or other similar distributions or payments but excluding distributions or redemption payments made to Third Party LPs in the ordinary course in respect of their interests in such investment vehicle) from such investment vehicle, whether or not such payments arise as a result of or are due and payable pursuant to (i) ownership of a membership interest, partnership interest or other equity interest, (ii) an employment or consulting agreement or arrangement or (iii) a contract, revenue sharing agreement, participation or other agreement.

“OZ Subsidiary” has the meaning assigned to it in the Revolving Credit Facility.

“Parity Units” means (a) any equity securities in the Partnership (or any debt or other securities convertible into equity securities of the Partnership) that the Partnership may authorize or issue, the terms of which expressly provide that such securities shall rank equally with, or senior to, the Class A Preferred Units with respect to the payment of distributions on such interests and distributions upon the occurrence of a Liquidation Event relating to the Partnership and (b) for purposes of Section 8(a) only, any equity securities in any Subsidiary of the Partnership (or any debt or other securities convertible into equity securities of any Subsidiary of the Partnership).

“Partnership” has the meaning assigned to it in the recitals hereof.

“Partnership Interests” has the meaning assigned to it in Section 6(a)(i) hereof.

“Permitted Activities” means (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the businesses currently conducted by the Company, the Operating Partnerships or their Affiliates as of the Initial Issuance Date, and (iii) such other lines of business as may be consented to by the Holders’ Committee, in each of clauses (i), (ii) and (iii) only to the extent conducted by any of the Operating Partnerships and, subject to compliance with Section 3(b)(ii), an Operating Group Entity.

“Preceding Year” has the meaning assigned to it in Section 6(a)(i) hereof.

“Preferred Distributions” has the meaning assigned to it in Section 3(a) hereof.

“Redemption Multiple” means, with respect to redemptions occurring during the periods specified below, the following percentages:

(i) 105% with respect to redemptions occurring during the period commencing on the Closing Date and ending on the day immediately prior to the Step Up Date;

(ii) 103% with respect to redemptions occurring during the period commencing on the Step Up Date and ending on the day immediately prior to the first anniversary of the Step Up Date;

(iii) 101% with respect to redemptions occurring during the period commencing on the first anniversary of the Step Up Date and ending on the day immediately prior to the second anniversary of the Step Up Date; and

(iv) 100% with respect to redemptions occurring on or after the second anniversary of the Step Up Date.

“Related Party” means, with respect to any Person, (i) any Person that is the spouse (including a surviving spouse) or another immediate family member of such Person, (ii) the estate and lawful heirs of such Person or (iii) any trust, family partnership, foundation, family limited liability company or other estate planning vehicle for which such Person acts as a trustee or beneficiary, provided that the investment decisions relating to any equity interests of the Operating Partnerships held by such trusts or other entities are controlled directly or indirectly by such Person.

“Reorganization Event” has the meaning assigned to it in Section 11(a) hereof.

“Revolving Credit Facility” means the $150.0 million, 5-year unsecured revolving credit facility entered into by the Partnership, among other parties, on November 20, 2014, as amended, modified or supplemented from time to time in accordance with Section 8 hereof; provided, that for purposes of any defined terms set forth herein that reference the corresponding defined terms in the Revolving Credit Facility, such defined terms shall have the respective meanings set forth in the Revolving Credit Facility as in effect as of the date hereof.

“ROFR Notice” has the meaning assigned to it in Section 13 hereof.

“Seller” has the meaning assigned to it in Section 13 hereof.

“Step Up Date” means February 19, 2020.

“Subsidiary” of a Person means any other Person as to which such Person owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or a general partner interest or managing member or similar interest of such Person. A Subsidiary of the Company, its direct Subsidiaries or an Operating Group Entity does not include any OZ Fund or any of its Subsidiaries.

“Third Party Buyer” has the meaning assigned to it in Section 13 hereof.

“Transfer” means any direct, indirect or synthetic transfer, sale, assignment, pledge, conveyance, hypothecation or other encumbrance or disposition.

“Unit Designation” has the meaning assigned to it in the recitals hereof.

“Unit Price” means $        , subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Preferred Units.

3. Distributions; Allocations.

(a) [Quarterly] [Annual] Distributions. Each holder of Class A Preferred Units shall be entitled to receive, when, as and if declared by the General Partner in its sole discretion out of funds legally available therefor, cumulative cash distributions (“Preferred Distributions”) on each Class A Preferred Unit calculated based on the Liquidation Preference of such Class A Preferred Unit at a rate per annum equal to the Distribution Rate (taking into account the different Distribution Rates that may apply during each Distribution Period in accordance with the definition of Distribution Rate or Section 6(b) below), with such Preferred Distributions accruing from, and including, the earlier of (i) the Step Up Date and (ii) if applicable, the 31st day following the consummation of a Change of Control Event; provided, however, that the amount of the Preferred Distributions actually paid shall not exceed the sum of the cumulative Net Income and items of income and gain allocated to such holder pursuant to Section 3(d). Any

Preferred Distributions that have been declared in accordance with the foregoing sentence shall, unless waived by the Holders’ Committee in its sole discretion, be payable in arrears on the      day of              of each applicable year (each, a “Distribution Payment Date”) to the holders of record as they appear in the books and records of the Partnership for the Class A Preferred Units at the close of business on the 15th day of              (each, a “Distribution Record Date”); provided, that (i) if any Distribution Payment Date is not a Business Day, then the Preferred Distribution which would otherwise have been payable on that Distribution Payment Date may be paid on the next succeeding Business Day and (ii) accumulated and unpaid Preferred Distributions for any prior Distribution Period may be paid at any time. Any Preferred Distribution payable on the Class A Preferred Units, including distributions payable for any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding anything to the contrary contained herein, Preferred Distributions will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of those Preferred Distributions and whether or not those Preferred Distributions are declared. In the event that any Preferred Distributions or other payments on the Class A Preferred Units are in arrears, or, are otherwise not payable as a result of the proviso in the first sentence of Section 3(a), such amounts shall accrue and accumulate at the Distribution Rate. Holders of the Class A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in this Section 3(a). Any Preferred Distributions made on the Class A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Class A Preferred Units.

(b) Funding of Distributions on Operating Group Class A Preferred Units.

(i) Distributions on Junior Units and Parity Units. Except as provided in Section 3(c) hereof, unless full cumulative distributions on all of the Operating Group Class A Preferred Units have been or contemporaneously are declared and paid in respect of all past Distribution Periods as provided in the corresponding terms of all Operating Group Class A Preferred Units, (i) no distributions shall be declared or paid or set apart for payment upon Junior Units or Parity Units by the Partnership, other than Tax Distributions, distributions payable in Common Units or Deferred Cash Interests, payments or distributions required under a Partner Agreement, or distributions payable in Units of any series of preferred Units that the Partnership may issue ranking junior to the Class A Preferred Units as to distributions and upon liquidation, and (ii) no Junior Units or Parity Units shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion or exchange for other Units of the Partnership that rank junior to the Class A Preferred Units as to distributions and upon liquidation or for shares of the Company (or the cash value thereof) in accordance with the Exchange Agreement or the Limited Partnership Agreement); provided, however, that the foregoing shall not prevent Expense Amount Distributions in accordance with the Expense Allocation Agreement, distributions or payments pursuant to the terms of any restricted share units of the Company, or required to facilitate exchanges of Common Units permitted under the Exchange Agreement, and distributions or transactions necessary to make any payment when due on any financing or other contractual arrangement (including, without limitation, the Limited Partnership Agreement or any Partner Agreement) in effect on the date hereof, or to which the Holders’ Committee has consented.

(ii) Inter-Entity Loans. If one of the other Operating Partnerships does not have legally available funds to pay in full all distributions or redemption payments required to be paid to the holders of the Operating Group Class A Preferred Units issued by such other Operating Partnership pursuant to their terms, the Partnership hereby agrees that it will lend or otherwise make available to such other Operating Partnership adequate funds in order to enable it to make the required distributions or redemption payments in full, provided that the Partnership has legally available funds to make such loans or otherwise make such funds available after giving effect to any required distributions or redemption payments that the Partnership is required to make under the terms of the Preferred Units. The Company and the Partnership agree that it is the intention of the Company and the Partnership that all Operating Group Entities (whether existing as of the date of this Unit Designation or formed as of a later date) shall support the Partnership’s obligations in respect of the Operating Group Class A Preferred Units. In furtherance of the foregoing, the Company and the Partnership agree that, if a Subsidiary of the Company or any of its Subsidiaries or the Operating Partnerships or any of their Subsidiaries (an “Operating Group Entity”), in each case, other than OZ Funds (as defined in the Revolving Credit Facility) and their Subsidiaries, is formed for the purpose of engaging in one or more Permitted Activities, the Company and the Partnership shall cause such new Operating Group Entity to (i) expressly agree to the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder (including those obligations and liabilities described in Section 3(b), Section 3(c) and Section 6) (as agreed in good faith by the Company and the Holders’ Committee), and (ii) to the extent requested by the Holders’ Committee, agree to lend or otherwise make available to the Partnership adequate funds to make any required distributions or redemption payments in full that the Partnership is required to make under the terms of the Preferred Units in the event that the Partnership does not have legally available funds to make such distributions or redemption payments, provided that such new Operating Group Entity has legally available funds to make such loans or otherwise make such funds available. Concurrently with the formation and the commencement of operations of such Operating Group Entity, the Company shall deliver a certificate to the Holders’ Committee certifying as to its compliance with the provisions of this Section 3(b)(ii).

(c) Distributions on Preferred Units of Equal Rank. When distributions are not paid in full upon the Class A Preferred Units and the Units of any other series of preferred Units that rank on a parity as to distributions with the Class A Preferred Units, all distributions declared upon the Class A Preferred Units and any other series of preferred Units that the Partnership may issue that rank on a parity as to distributions with the Class A Preferred Units shall be declared pro rata so that the amount of distributions declared per Class A Preferred Unit and per Unit of such other series of preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Class A Preferred Unit and accumulated or accrued distributions per Unit of such other series of preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such other series of preferred Units is non-cumulative) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units which may be in arrears.

(d) Allocations. After giving effect to the special allocations set forth in Section 6.1(d) of the Limited Partnership Agreement, and subject to Section 5.3 thereof, Net Income and Net Loss for each taxable year (and items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss) shall be allocated in a manner such that the Capital Account of each holder of Class A Preferred Units attributable to ownership of Class A Preferred Units is, as nearly as possible, equal to (i) the distributions that would be made with respect to such Class A Preferred Units if the Partnership were dissolved, its affairs wound up and its assets sold for their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners, without regard to any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

4. Liquidation Value.

(a) In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary (a “Liquidation Event”), after payment or provision for the liabilities of the Partnership (including the expenses of such event) and the satisfaction of any claims ranking senior to the Class A Preferred Units, the holders of the Class A Preferred Units shall be entitled to receive, out of the assets of the Partnership or proceeds thereof available for distribution to unit holders, prior to, and in preference to, any payment or distribution of any assets of the Partnership to the holders of any Junior Units, an amount equal to the Liquidation Preference per Class A Preferred Unit plus all accumulated but unpaid Preferred Distributions, taking into account any limitations on the payment of Preferred Distributions as a result of the proviso in the first sentence of Section 3(a) (collectively, the “Liquidation Value”). If the assets of the Partnership available for distribution in respect of Class A Preferred Units are less than the aggregate Liquidation Value of all outstanding Class A Preferred Units, such distributions shall be made to the holders of the Class A Preferred Units pro rata, based on the aggregate Liquidation Value to which each holder of Class A Preferred Units is entitled pursuant to this Section 4(a). The foregoing shall not affect any rights which holders of Class A Preferred Units may have to monetary damages.

(b) Upon a Liquidation Event, after each holder of Class A Preferred Units receives a payment equal to the Liquidation Value of its Class A Preferred Units, such holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c) If the assets of the Partnership available for distribution upon a Liquidation Event are insufficient to pay in full the aggregate amount payable to the holders of all Class A Preferred Units and the holders of any other outstanding Parity Units that rank equally with the Class A Preferred Units, such assets shall be distributed to the holders of the Class A Preferred Units and the holders of such Parity Units pro rata, based on the full respective distributable amounts to which each such Unitholder is entitled pursuant to this Section 4.

(d) Nothing in this Section 4 shall be understood to entitle the holders of Class A Preferred Units to be paid any amount upon the occurrence of a Liquidation Event until holders of any classes or series of Units ranking, as to the distribution of assets upon a Liquidation Event, senior to the Class A Preferred Units have been paid all amounts to which such classes or series of Units are entitled.

(e) Neither the sale, conveyance, exchange or transfer, for cash, Units, securities or other consideration, of all or substantially all of the Partnership’s property or assets nor the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership shall be deemed to be a Liquidation Event, notwithstanding that for other purposes such an event may constitute a liquidation, dissolution or winding up; provided, that in the event of any such sale, conveyance, exchange, transfer, consolidation, merger, amalgamation or similar transaction (which shall include any Change of Control Event), the successor or acquiring Person (if other than the Partnership) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of this Unit Designation to be performed and observed by the Partnership and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as agreed in good faith by the General Partner and the Holders’ Committee). In addition, notwithstanding anything to the contrary in this Section 4, no payment will be made to the holders of Class A Preferred Units pursuant to this Section 4: solely (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any Subsidiary of the Partnership or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to convert, merge or convey its assets to another limited liability entity with or without Limited Partner approval or (ii) if the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the holders of Class A Preferred Units that have voting powers, rights and preferences that are substantially similar to the voting powers, rights and preferences of the Class A Preferred Units pursuant to provisions of any Limited Partnership Agreement that allow the Partnership to do so without Limited Partner approval, in each case of clauses (i) and (ii), so long as the Partnership (or any successor thereof, as applicable) owns substantially the same assets and liabilities as the Partnership immediately prior to such liquidation, dissolution, winding up or other transaction.

5. Optional Redemption.

(a) At any time following the initial Closing Date, subject to any limitations imposed by law, the Partnership may, in the General Partner’s sole discretion, redeem the outstanding Class A Preferred Units, in whole or in part, at a redemption price per Class A Preferred Unit equal to the product of the Redemption Multiple and the Liquidation Value per Class A Preferred Unit as of the redemption date. If less than all of the Class A Preferred Units are to be redeemed, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(b) In the event the Partnership shall redeem any or all of the Class A Preferred Units pursuant to Section 5(a) above, the Partnership shall, subject to clause (ii) below, give notice of any such redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder is to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed. Once notice has been given as provided in this Section 5(b), so long as (i) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (ii) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 30 days after providing notice as provided in this Section 5(b), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(c) The holders of Class A Preferred Units shall have no right to require redemption of any Class A Preferred Units, except as provided in Section 6 below.

6. Mandatory Redemption.

(a) Certain Mandatory Redemption Events.

(i) From and after March 31, 2020, if the sum of (i) the aggregate amounts which were distributed in respect of their equity interests in the Partnership (collectively, “Partnership Interests”) by the Partnership (other than Tax Distributions, distributions in respect of Class C Non-Equity Interests or distributions payable in Common Units or Deferred Cash Interests) in respect of the immediately preceding fiscal year (the “Preceding Year”), or which were utilized by the Partnership to repurchase Partnership Interests during such Preceding Year, or were available for such uses (but not so used) and (ii) the corresponding amounts that were distributed or used for repurchases (or were available but not used for such purposes) by the other Operating Partnerships during such Preceding Year were in excess of $100 million (“Excess Distributable Earnings”), then an amount equal to 20% of such Excess Distributable Earnings shall be used by the Operating Partnerships to redeem Operating Group Class A Preferred Units in accordance with this Section 6(a).

(ii) Each Class A Preferred Unit to be redeemed pursuant to this Section 6(a) shall be redeemed for an amount equal to the Liquidation Value of such Class A Preferred Unit as of the relevant redemption date. If less than all of the Operating Group Class A Preferred Units are to be redeemed on any redemption date, to the extent possible the Operating Partnerships will redeem their Operating Group Class A Preferred Units pro rata, based on the aggregate amount that would be required to redeem all then outstanding Operating Group Class A Preferred Units in each Operating Partnership. If less than all of the Class A Preferred Units are to be redeemed on any redemption date, the General Partner shall select the Class A Preferred Units to be redeemed pro rata, based on the number of Class A Preferred Units held by each holder, calculated to the nearest whole Class A Preferred Unit.

(iii) Commencing with fiscal year 2020 (with respect to Preceding Year 2019), no later than January 31 of the fiscal year immediately following any Preceding Year, the General Partner shall deliver to the Holders’ Committee a statement setting forth the General Partner’s good faith determination of the Excess Distributable Earnings for such Preceding Year and reasonable supporting documentation with respect thereto, provided that with respect to Preceding Year 2019 such statement need not be provided prior to March 31, 2020. To the extent the Partnership is required to make a mandatory redemption pursuant to Section 6(a) above, on May 15, 2020 and thereafter on the Distribution Payment Date occurring in February of each following year (each, a “Mandatory Delivery Date”), the Partnership shall give notice of any such redemption to the holders of the Class A Preferred Units on the applicable Mandatory Delivery Date and shall, subject to clause (y) below, redeem the Class A Preferred Units on a date to be determined by the General Partner that is not more than 60 days or less than 10 days after the Mandatory Delivery Date. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. If less than all of the Class A Preferred Units held by any holder are to be redeemed, the notice provided to such holder shall also specify the number of Class A Preferred Units held by such holder to be redeemed. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem at the time set forth herein. Once notice has been given as provided in this Section 6(a)(iii), so long as funds (x) sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 30 days after providing notice as provided in this Section 6(a)(iii), from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

(b) Mandatory Redemption Upon Change of Control Event.

(i) If a Change of Control Event occurs, the Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) (a “Mandatory Change of Control Redemption”); provided, however, that such Mandatory Change of Control Redemption shall not occur prior the earlier of (x) the date that is 91 days after the Maturity Date of the Revolving Credit Facility and (y) the payment in full of the Loans (as defined in the Revolving Credit Facility) and all other Obligations that are accrued and payable and the termination of the Commitments (the earlier of such dates, the “Mandatory Change of Control Trigger Date”). From and after the date that is 31 days following the consummation of a Change of Control Event until the Mandatory Change of Control Redemption has been consummated, the Distribution Rate payable by the Partnership on the Class A Preferred Units shall increase by 7.0% per annum for all periods set forth in the definition of Distribution Rate.

(ii) The Partnership shall redeem all outstanding Class A Preferred Units pursuant to this Section 6(b) at a redemption price per Class A Preferred Unit equal to the Liquidation Value per Class A Preferred Unit as of the redemption date.

(iii) In the event the Partnership is required to effect a Mandatory Change of Control Redemption, the Partnership shall, subject to clause (y) below, give notice of any such Mandatory Change of Control Redemption to the holders of the Class A Preferred Units not more than 60 nor less than 10 days (or such other period as shall be agreed to by the Holders’ Committee) prior to the date fixed for such Mandatory Change of Control Redemption. Such notice shall state: (A) the redemption date, which shall be no later than 30 days following the Mandatory Change of Control Trigger Date; (B) the redemption price; (C) the number of Class A Preferred Units to be redeemed; (D) the place or places where the Class A Preferred Units are to be surrendered (if so required in the notice) for payment of the redemption price; and (E) that distributions on the Class A Preferred Units to be redeemed will cease to accrue on such redemption date. Failure to give notice to any holder of Class A Preferred Units shall not affect the validity of the proceedings for the Mandatory Change of Control Redemption of any Class A Preferred Units being redeemed or the Partnership’s obligations to redeem no later than 30 days following the Mandatory Change of Control Trigger Date. Once notice has been given as provided in this Section 6(b)(iii), so long as (x) funds sufficient to pay the redemption price for all of the Class A Preferred Units called for redemption have been set aside for payment and (y) the Partnership pays the redemption price for all of the Class A Preferred Units called for redemption within 30 days after the Mandatory Change of Control Trigger Date, from and after the redemption date such Class A Preferred Units that have been called for redemption shall no longer be deemed outstanding, and all rights of the holders of the Class A Preferred Units that have been called for redemption with respect to such Class A Preferred Units shall cease other than the right to receive the redemption price, without interest.

7. Refinancing or Other Redemption Trigger Events. As of any Business Day from and after the date hereof, if the average closing price of the Class A Shares of the Company on the New York Stock Exchange for the previous 20 trading days exceeds $15.00 (subject to appropriate adjustment in the event of any equity dividend, equity split, combination or other similar recapitalization with respect to the Class A Shares), the General Partner agrees to use its reasonable best efforts to redeem all of the outstanding Class A Preferred Units pursuant to Section 5 above as promptly as practicable; provided, that, if such event occurs prior to February 19, 2020, the General Partner shall use its reasonable best efforts to obtain the consent of the lenders under the Revolving Credit Facility and, if consent is required from lenders under any other bona fide debt financings of the Company at the time, the consent of such other lenders to effect such redemption as promptly as practicable, it being understood that no such redemption shall occur absent such consent. The procedures for the redemption of Class A Preferred Units in Section 6(a) shall apply mutatis mutandis to the redemption of Class A Preferred Units pursuant to this Section 7.

8. Parity Units; Consents; Non-Circumvention.

(a) The Partnership shall not issue any Parity Units without the prior written consent of the Holders’ Committee in its sole discretion and the Partnership shall not, and shall cause each of its Subsidiaries not to, amend, modify or otherwise cause any of its equity securities (or any debt or other securities convertible into equity securities of the Partnership or its Subsidiaries) to become Parity Units without the prior written consent of the Holders’ Committee, other than (i) Parity Units issued to the Partnership or any of its wholly-owned Subsidiaries or (ii) subject to Sections 9(d) and (e), Parity Units issued by Subsidiaries of the Partnership to the extent required to satisfy, or upon consultation with the Company’s outside counsel in compliance with, any regulatory or other legal requirements. Nothing in this Unit Designation shall prohibit any refinancing, refunding, replacement, renewal, restatement, amendment and restatement, amendment, supplement or other modification of the Revolving Credit Facility or any existing non-convertible debt obligations of the Partnership or intercompany debt between or among the Operating Partnerships; provided, that no such refinancing, refunding, replacement, renewal, restatement, amendment and restatement, amendment, supplement or other modification of the Revolving Credit Facility or intercompany debt shall prohibit the Partnership from making any distributions or redemptions in respect of the Class A Preferred Units.

(b) The Company and the Partnership shall not, and shall cause their respective Subsidiaries not to, engage in any line of business or activity other than Permitted Activities, in each case, subject to the Company and the Partnership’s compliance with Section 3.2(b)(ii). The Partnership shall not by any action or inaction, including, without limitation, amending its Limited Partnership Agreement or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Unit Designation. Notwithstanding anything herein to the contrary, so long as the Revolving Credit Facility is in effect, this Unit Designation shall not restrict the ability of any OZ Subsidiary to (i) pay dividends or make any other distributions on any such OZ Subsidiary’s equity interests owned by any Credit Party or any OZ Subsidiary, (ii) repay or prepay any Indebtedness (as defined in the Revolving Credit Facility) owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (iii) make loans or advances to any Credit Party or any OZ Subsidiary or (iv) transfer, lease or license any of its material property or assets to any Credit Party.

9. Voting Rights; Preferred Unit Holders’ Committee.

(a) This Unit Designation establishes a committee of the holders of the Class A Preferred Units (the “Holders’ Committee”) to be comprised initially of Daniel S. Och, as sole member. Subject to the foregoing, the holders of a majority of the Operating Group Class A Preferred Units then outstanding may at any time remove members from, or appoint replacement or additional members to, the Holders’ Committee and shall appoint at least one member promptly if at any time thereafter the Holders’ Committee has no members. In the event that additional members are appointed to the Holders’ Committee, the members of the Holders’ Committee shall act by majority vote on all matters to be approved by the Holders’ Committee.

(b) Except as provided herein, the holders of Class A Preferred Units have no consent, approval, waiver or voting rights or powers. Each holder of Class A Preferred Units hereby irrevocably delegates all power and authority to the Holders’ Committee to exercise, on behalf of such holder of Class A Preferred Units, any and all rights of such holder in respect of such Class A Preferred Units, including the granting of any waivers or the exercise of any consent, approval or voting rights or powers on behalf of such holder.

(c) Each holder of Class A Preferred Units hereby irrevocably constitutes and appoints the members of the Holders’ Committee (and each of them) existing at any time and from time to time, as the sole and exclusive attorney-in-fact and proxy of such holder of Class A Preferred Units, with full power of substitution and resubstitution, to attend any meeting of the shareholders of the Class A Preferred Unit holders, and any adjournment or postponement thereof, on such Class A Preferred Unit holder’s behalf and to vote or abstain from voting the Class A Preferred Units owned by such holder in its sole discretion for or against any action or proposal to the fullest extent permitted by law. Any such vote or abstention shall not be subject to challenge or input from such holder of Class A Preferred Units. Each holder of Class A Preferred Units hereby revokes any and all previous proxies with respect to such holder’s Class A Preferred Units and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by such holder with respect to the Class A Preferred Units that conflict with this proxy. This proxy and power of attorney is intended to be irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and shall be valid and binding on any person to whom the holder of Class A Preferred Units may transfer any of its Class A Preferred Units. The attorney-in-fact and proxy identified above will be empowered at any and all times to vote or act by written consent with respect to the Class A Preferred Units at every annual, special, adjourned or postponed meeting of holder of Class A Preferred Units, and in every written consent in lieu of such a meeting, or otherwise. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of each holder of Class A Preferred Units. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The provisions of this Section 9 shall terminate with respect to a holder of Class A Preferred Units once such holder no longer owns any Class A Preferred Units.

(d) Notwithstanding anything in this Unit Designation to the contrary, none of the Partnership, any other Operating Group Entity or OZ Fund may issue, and the Company and the Partnership shall not permit the Partnership, any other Operating Group Entity or OZ Fund to issue, to (x) any individual who is a “named executive officer” in the Company’s most recent filing with the Securities and Exchange Commission that required disclosure pursuant to Rule 402(c) of Regulation S-K or such individual’s Related Parties (or would be a “named executive officer” with respect to the fiscal year in which the proposed issuance occurs) or (y) in the event that the Company is not required to file reports with the Securities and Exchange Commission, any individual who would have been a “named executive officer” if the Company was required to file such reports or such individual’s Related Parties, in each case of clauses (x) and (y), other than DSO or his Related Parties (collectively, the “Designated Officers”), new equity interests in the Partnership, such Operating Group Entity or OZ Fund (“New NEO Units”) and make any distributions in respect of such New NEO Units, unless (i) so long as the Company’s common shares are traded on the New York Stock Exchange or another nationally recognized stock exchange, the issuance of such New NEO Units is approved by the Company’s compensation committee and (ii) to the extent the Company’s common shares are not traded on the New York

Stock Exchange or another nationally recognized stock exchange, with the prior written consent of the Holders’ Committee. For the avoidance of doubt, (i) if the issuance of such New NEO Units are approved in accordance with the preceding sentence, any distributions paid on such New NEO Units that otherwise comply with the terms of this Unit Designation shall be permitted without any further action on the part of the compensation committee or the Holders’ Committee as the case may be, and (ii) this Section 9(d) shall not restrict issuances of interests in the ordinary course to Designated Officers in connection with any direct or indirect capital investments they make in the OZ Funds on substantially the same terms and conditions as third party investors (other than any waiver of management, incentive, carry or similar fees agreed to by the Company).

(e) Neither the Company nor the Partnership shall effect, or cause or permit to be effected, any transaction between the Company, the Partnership or any other Operating Group Entity or any OZ Fund, on the one hand, with any Designated Officer, any holder of at least 10% of the outstanding equity interests of the Company, the Partnership, any other Operating Group Entity or their respective Affiliates or Related Parties (for the avoidance of doubt, other than the Company, the Partnership, any other Operating Group Entity, DSO or his Related Parties), on the other hand, other than transactions in the ordinary course of business with any Person (other than any Person that is a Designated Officer) relating to such Person’s service to any Operating Group Entity or consistent with past practice as of the date hereof including in connection with granting any direct or indirect carry or capital interest in the OZ Funds to such Person, which matters shall, without limiting Section 9(d), be determined by the Board of Directors of the Company or the compensation committee thereof.

(f) None of the Partnership or any other Operating Group Entity shall, and the Company and the Partnership shall not permit the Partnership or such Operating Group Entity to, sell, dispose of, or otherwise transfer (whether directly or indirectly, by merger, spin-off, consolidation, or otherwise) any of their respective businesses, business lines, or divisions (including their respective multi-strategy, credit and real estate businesses) or any significant assets thereof without the prior written consent of the Holders’ Committee; provided that this Section 9(f) does not restrict any such sale, disposal or other transfer from any OZ Subsidiary to any Credit Party that is permitted under Section 8(b), provided that nothing in this Section 9(f) shall limit obligations of the Operating Partnerships and the Company under Section 3(c)(ii).

10. Amendments and Waivers. Only the prior written consent of the Holders’ Committee shall be required for the repeal of this Unit Designation, any amendment (directly or indirectly, by merger, consolidation or otherwise) to this Unit Designation, or any waiver of any of its provisions. Only the prior written consent of the Holders’ Committee shall be required for any amendment (directly or indirectly, by merger, consolidation or otherwise) to the Limited Partnership Agreement that would have an adverse effect on any holders of the Class A Preferred Units or effectuate any waiver of any provisions of this Unit Designation.

11. No Reissuance. No Class A Preferred Units acquired by the Partnership by reason of redemption, purchase or otherwise shall be reissued.

12. Transfers.

(a) No Class A Preferred Unit (or any rights with respect thereto) shall be Transferred without the consent of the Holders’ Committee and, solely in the case of any holder of Class A Preferred Units other than DSO or a Related Party of DSO, the General Partner; provided, that any such consent shall not be unreasonably withheld with respect to a request to Transfer Class A Preferred Units in accordance with this Section 12. Any attempted Transfer that is not made in compliance with this Section 12 shall be void ab initio.

(b) No Transfer shall be permitted under Section 12(a) if the Holders’ Committee determines in its sole and absolute discretion that (i) such a Transfer would pose a risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code; (ii) such Transfer would obligate the Partnership to register the Interests for resale under any applicable federal or state securities laws or require the Partnership to file reports pursuant to any applicable federal or state securities laws.

(c) Each holder of Class A Preferred Units hereby agrees that it will not effect any Transfer of all or any of its Class A Preferred Units (whether voluntarily, involuntarily or by operation of law) in any manner contrary to the terms of this Unit Designation or that violates or causes the Partnership or the Partners to violate the Securities Act, the Exchange Act, the Investment Company Act, or the laws, rules, regulations, orders or other directives of any governmental authority.

(d) In the event of any Transfer of Class A Preferred Units, (i) the transferor shall cause each transferee to agree in writing to comply with the terms of this Unit Designation and the Partnership Agreement, (ii) prior to such Transfer by any holder of Class A Preferred Units other than by DSO or a Related Party of DSO, and as a condition thereto, the General Partner may require such other documentation, including appropriate opinions of legal counsel, as it deems necessary in its sole discretion, and (iii) unless waived by the General Partner in its sole discretion, no Transfer of Class A Preferred Units other than by DSO or a Related Party of DSO shall be permitted unless the transferor or the proposed transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership or its Affiliates in connection therewith.

13. Right of First Refusal. In the event that a holder of Class A Preferred Units (other than DSO or a Related Party of DSO) (the “Seller”) receives a bona-fide offer for the sale of any or all of such holder’s Class A Preferred Units (the “Offered Securities”), the Seller shall first offer to sell the Offered Securities to DSO or his designee(s) pursuant to a written notice (the “ROFR Notice”) provided to DSO, which notice shall include: (i) a description of the transaction being proposed, (ii) the identity of the offeror (“Third Party Buyer”), (iii) the purchase price proposed and the manner of payment thereof and (iv) a term sheet setting forth the material terms and conditions of the offer and a copy of the proposed agreement, if any. Within twenty (20) days of receiving the ROFR Notice, DSO must either accept or decline the offer and if DSO neither accepts nor declines the offer within such twenty (20) day period, the offer will be considered declined. If the offer is declined by DSO, (i) the Seller shall next offer to sell the Offered Securities to the General Partner, on behalf of the Partnership, pursuant to a ROFR Notice and otherwise on the terms specified in the foregoing sentence, and (ii) if the General Partner declines such offer, the Seller will have the right to sell the Offered Securities to the person specified in the offer at a price and on terms and conditions no less favorable to the Seller than the price and terms and conditions set out in the ROFR Notice. If the sale to the Third Party Buyer is not completed within sixty (60) days after the General Partner declines the offer, this Section 13 shall again become applicable as if the offer had not been made.

14. No Preemptive Rights. Unless otherwise determined by the General Partner and the Holders’ Committee, no holders of the Class A Preferred Units will, as holders of Class A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership.

15. Notices. Any notices required or permitted to be given to a holder of Preferred Units hereunder may be given by mail or other means of written communication, including by electronic mail or other means of electronic transmission, to the address or other applicable contact details maintained for such holder in the books and records of the Partnership.

16. Severability of Provisions. If any right, preference or limitation of the Class A Preferred Units set forth in this Unit Designation (as this Unit Designation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Unit Designation, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, this Unit Designation has been duly executed as of the date first above written.

[OZ MANAGEMENT LP / OZ ADVISORS LP / OZ ADVISORS II LP]

By:	OCH-ZIFF HOLDING [CORPORATION] [LLC]
its general partner

By:
Name:
Title:

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC, as to Section 3(b)(ii), Section 8(b), Section 9(d), Section 9(e), and Section 9(f) only

By:
Name:
Title:

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